As filed with the Securities and Exchange Commission on February 4, 2002

Registration No. 333- _________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3 Registration Statement
Under the Securities Act of 1933

GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	98-0101955 (IRS Employer Identification No.)

10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000 (telephone)
(303) 830-9094 (facsimile)
(Address, including zip code, and telephone and facsimile numbers, including area code, of principal executive offices)

Allan J. Marter, Chief Financial Officer
Golden Star Resources Ltd.
10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000 (telephone)
(303) 830-9094 (facsimile)
(Name, address, including zip code, and
telephone and facsimile numbers, including area code, of agent for service)

Copy to:
John J. Halle
Kevin S. Thomas
Stoel Rives LLP
900 SW 5th Avenue
Portland, Oregon 97204-1268
(503) 224-3380 (telephone)
(503) 220-2480 (facsimile)

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class		Maximum	Maximum
of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price (2)	Registration Fee

Common Shares	17,964,960 shares	$0.69	$12,395,823	$1,141

(1)  Consists of common shares issued and sold in a private placement of units, each unit consisting of one common share and one half of one common share purchase warrant, and common shares issuable (i) upon exercise of the above described warrants and (ii) upon exercise of common share purchase warrants issued to the placement agent and a consultant in connection with the placement of the units. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers a presently indeterminate number of common shares issuable under the warrants upon the occurrence of stock dividends, stock splits or similar transactions.

(2)  The proposed maximum offering price per share and maximum aggregate offering price for the shares being registered hereby are calculated in accordance with Rule 457(c) under the Securities Act. The calculation of the registration fee is based on the average of the high and low price for the common shares on January 28, 2002 as reported on the Toronto Stock Exchange of C$1.11 per share. At an exchange rate of $0.620117 for each C$1.00, the average of the high and low prices was equivalent to $0.688 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

OUR BUSINESS
RECENT DEVELOPMENTS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.3
EXHIBIT 4.3
EXHIBIT 5
EXHIBIT 23.1
EXHIBIT 23.2

PRELIMINARY PROSPECTUS, subject to completion, dated February 4, 2002

GOLDEN STAR RESOURCES LTD.

17,964,960 Common Shares

     These common shares were issued to certain institutional and other accredited investors in a private placement in January 2002 or are issuable upon exercise of common share purchase warrants sold in the above-described placement or issued to the placement agent and a consultant in connection therewith. As of the date of this prospectus, the common shares and the warrants were owned by the selling shareholders listed on pages 5 through 7.

     The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. We will not receive any proceeds from the sale of the shares, but we will bear the costs relating to the registration of the shares.

     Our common shares are traded on the Toronto Stock Exchange under the symbol “GSC.” On January 29, 2002, the closing price for our common shares on the Toronto Stock Exchange was C$1.16 per share. At an exchange rate of $0.6276 for each C$1.00, the January 29, 2002 closing price was equivalent to $0.73. The common shares also trade in the United States on the Nasdaq Over-The-Counter Bulletin Board under the symbol GSRSF.

     References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “C$”.

     The common shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” contained in our annual report on Form 10-K/A for the year ended December 31, 2000 and similar disclosures in our future filings made with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2002.

     You should rely only on information contained or incorporated by reference in this prospectus. See “Information Incorporated by Reference” on page 9. Neither Golden Star Resources Ltd. nor the selling shareholders have authorized any other person to provide you with information different from that contained in this prospectus.

     The common shares will not be offered in any jurisdiction where the offering is not permitted.

OUR BUSINESS

     We are an international mining company and gold producer. Since 1999, we have sought to move from a primarily exploration focus, with operations in several areas in Africa and South America, to a primarily production focus, concentrating on operations in Ghana. We own a 90% equity interest in Bogoso Gold Limited, which owns the Bogoso gold mine in Ghana, and are in the process of acquiring mining rights in areas contiguous to the Bogoso property. We have also agreed in principle to purchase the Wassa mine and associated mining rights, located some 35 kilometers from the Bogoso property. We are in the process of selling our interest in the Gross Rosebel project in Suriname to our partner in the project and expect to use the proceeds of this sale and the proceeds of our recent equity financing to provide the equity base to expand our Ghana operations. Through our 73%-owned subsidiary, Guyanor Resources S.A., we have interests in several gold exploration properties in French Guiana. Our corporate headquarters are located at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127 and our telephone number is (303) 830-9000.

RECENT DEVELOPMENTS

     Our recent activities have been driven by the restructuring of our Company to focus on gold production in Ghana. Significant recent events include the following:

Operations in Ghana

     In early September 2001, we purchased the interest of our partner, Anvil Mining NL in Bogoso Gold Limited, thereby increasing Golden Star’s holding in Bogoso from 70% to 90%. The remaining 10% interest is owned by the government of Ghana. We also acquired Anvil’s 22.2% interest in the approximate US$28 million of debt owed by Bogoso Gold Limited to Anvil and Golden Star and now own 100% of this debt. As consideration for the additional interest in Bogoso Gold Limited and the debt, Golden Star issued Anvil 3,000,000 of its common shares.

     Also in September 2001, we acquired all of the rights, claims and obligations with respect to the Prestea property from Barnarto Exploration Limited. We issued 3,333,333 common shares and 1,333,333 warrants, exercisable at $0.70 per share, and granted a production royalty in consideration for these rights. The Prestea property is located immediately south of the Bogoso property and we have commenced mining operations on this property.

     Concurrently with the Barnarto transaction, we entered into an agreement with Prestea Gold Resources Limited (“PGR”), whereby PGR, which is operating an underground mine at Prestea, surrendered its mining lease over the Prestea property. Golden Star and PGR subsequently made application to the Government of Ghana and on June 29, 2001, were granted two new mining leases, a surface mining lease to a depth of 200 vertical meters in favor of Golden Star and an underground mining lease below a depth of 200 vertical meters in favor of PGR. Under this agreement, we also paid $2.1 million in cash to PGR as an option payment which gives us the right, but not the obligation, to make a further payment of $1.9 million to PGR within 180 days after closing to acquire a 35% interest in PGR and the right to manage the underground mine. The acquisition of the right to mine the Prestea property permits us to continue to operate the Bogoso plant by supplying us with additional minable mineral resources. We commenced mining on the Prestea property in September 2001, immediately upon obtaining the necessary mining and environmental permits and are developing an exploitation plan for the property. We also continue to seek mining rights in other properties adjacent to the Bogoso/Prestea properties.

     In November 2001, we agreed in principle with Satellite Goldfields Limited and its senior secured creditors to purchase the Wassa gold mine. The broad terms of the agreement, which is subject to governmental and court approvals, are summarized as follows:

(i)	Golden Star has agreed to pay an initial consideration of $4.0 million at closing;

(ii)	Golden Star has agreed to pay a deferred consideration of $5.0 million linked to the redevelopment of Wassa using a Carbon In Leach (“CIL”) processing plant;

(iii)	The initial consideration and the deferred consideration would be funded by a debt facility to be provided by Wassa’s existing senior secured creditors. The debt facility would be repaid over a period of four years commencing one year after the completion of the transaction during which time Wassa would be redeveloped as a CIL operation; and

(iv)	Golden Star has also agreed to pay a royalty from future gold production from Wassa. The royalty will be paid quarterly and will be determined by multiplying the production from Wassa for each quarter by a royalty rate of $7.00 per ounce produced. The royalty rate will increase by $1.00 for each $10.00 increase in the average market price for gold for each quarter above $280 per ounce up to a cap of $15.00 per ounce.

We expect to finalize the acquisition of the Wassa property in early 2002. In addition to the governmental and court approvals referred to above, the acquisition is subject to (i) the execution of binding definitive documentation, and (ii) Golden Star completing its funding activities for the Bogoso gold mine.

     The Wassa mine is located approximately 25 kilometers from the Bogoso facility and we expect to run it as a separate operation.

Operations in South America

     In October 2001, we reached agreement with Cambior Inc. to sell our 50% interest in the Gross Rosebel project in Suriname to Cambior. Cambior is the other principal in the project. The purchase consideration is an initial $5 million payable at closing, plus three payments of $1.0 million each to be paid no later than the second, third, and fourth anniversaries of closing. We will also be entitled to a price participation royalty, equal to the excess of the average market price for gold for each quarter above a hurdle gold price multiplied by 10% of the gold production for the quarter, less the 2% royalty payable in Suriname. For soft ores, the hurdle gold price will be $300 per ounce. For hard ores, the hurdle gold price will be $350 per ounce. The transaction is subject to various conditions, including government approvals. Based on progress to date in achieving such approvals, on January 10, 2002, Cambior advanced $3 million against the initial $5 million closing payment.

     As a part of this transaction, we also agreed to transfer to Cambior, our interest in the Headley’s Reef and Thunder Mountain properties, contiguous to the Gross Rosebel property and the our 30% interest in the Omai Gold Mine in Guyana. Consideration for the Headley’s Reef and Thunder Mountain properties was nominal. The Omai interest was transferred in consideration of the assumption by Cambior of $0.9 million of indebtedness of Golden Star to Omai Gold Mines Limited. Cambior concurrently agreed to transfer to Golden Star its 50% interests in the Yaou and Dorlin properties and its 100% interest in the Bois Canon property (all in French Guiana).

Private Placement

     In January 2002, we completed a private placement of 11.5 million units at a price of $0.49 per unit for gross proceeds of $5.6 million ($5.3 million, net). Each unit consists of one common share and one half of one common share purchase warrant. Each whole warrant will entitle the holder to the right, for a period of two years, to acquire one further common share at an exercise price of $0.70. Half of the proceeds from the private placement have been paid directly to Golden Star with the balance having been deposited in escrow. The escrowed funds will become available upon (i) the registration of the common shares underlying the units, (ii) the completion of the Cambior transaction, and (iii) the completion of the Company’s acquisition of the Wassa property in Ghana. The Company expects that these conditions will be met within the next three months, although various factors could delay satisfaction of one or more of these conditions. The placement was made to the selling shareholders listed below. As a part of the placement, we are required to file a registration statement relating to the common shares issued as a part of the units and issuable upon exercise of the warrants. This prospectus is a part of that registration statement. We expect to use the proceeds from the Cambior transaction described above and the private placement, which will total approximately $10.3 million, to contribute to our acquisition and development costs in Ghana.

SELLING SHAREHOLDERS

     On January 2, 2002, we sold to 33 accredited investors 11,516,000 units, each unit consisting of one common share and one half of one common share purchase warrant. Each whole warrant is exercisable at an initial exercise price of $0.70 per share, subject to adjustment, and is exercisable until January 2, 2004. We received gross proceeds of $5,642,840 in exchange for the issuance of the common shares and the warrants, and after payment of expenses we expect net proceeds of approximately $5,305,700. As a part of the above-described placement, we issued warrants (identical to the unit warrants) to the placement agent and a consultant exercisable to purchase, in the aggregate, up to 690,960 common shares. The selling shareholders listed in the table below are the purchasers of units in the private placement and the agent and consultant referred to above.

			Ownership After
			Offering if All Shares
			Offered Hereby Are Sold
	Shares Owned	Shares Being
Selling Shareholders	Prior to Offering[1]	Offered[2]	Shares	Percent

Clare Askew	189,000	189,000	—	—
Associated Jewish Community Federation of Baltimore	433,350	433,350	—	—
AU Capital	300,000	300,000	—	—
The Prudent Bear Fund	2,112,500	750,000	1,362,500	2.1
BMO Nesbitt Burns Corp.	575,800	575,800	—	—

				Ownership After
				Offering if All Shares
				Offered Hereby Are Sold
	Shares Owned		Shares Being
Selling Shareholders	Prior to Offering[1]		Offered[2]	Shares		Percent

Peter Bradford and Vicki Bradford	993,333	[3]	300,000	693,333	[3]	1.1
California Wellness Foundation	1,748,700		1,241,700	507,000		*
Cheyne Walk	1,208,150		558,150	650,000		1.0
CHW Funded Depreciation	457,000		104,400	352,600		*
CHW Philanthropic	77,250		77,250	—		—
CHW Retirement	436,550		185,250	251,300		*
CHW Self Insurance	71,050		16,050	55,000		*
CHW Workers Comp	35,950		5,250	30,700		*
Michael Emmerman	1,050,000		900,000	150,000		*
First Eagle SoGen Gold Fund	315,000		315,000	—		—
The Gabelli Gold Fund, Inc.	300,000		300,000	—		—
Glaxosmithkline Cash Balance Plan	803,200		625,500	177,700		*
Kaiser Family Foundation	771,150		771,150	—		—
Linker Revocable Trust	23,050		13,050	10,000		*
Los Angeles County Municipal Transit Authority	710,350		460,350	250,000		*
Anthony Low-Beer	1,315,160	[4]	1,315,160 [4]	—		—
Metropolitan Museum of Art	1,288,650		1,288,650	—		—
OS Ventures	218,000		138,000	80,000		*
Jeffrey Rymer	37,000		15,000	22,000		*
S&J Partners	161,200		46,200	115,000
Michelle Stein	278,000		270,000	8,000		*
TCMP3 Partners	300,000		300,000	—		—
TCW Enterprise Fund (USA) L.P.	525,000		525,000	—		—
TCW Enterprise Fund NV	1,575,000		1,575,000	—		—
Garret G. Thunen and Carol Thunen	450,000		450,000	—		—
Tocqueville Gold Fund	1,650,000		1,650,000	—		—
University of Oregon Foundation	425,700		170,700	255,000		*

			Ownership After
			Offering if All Shares
			Offered Hereby Are Sold
	Shares Owned	Shares Being
Selling Shareholders	Prior to Offering[1]	Offered[2]	Shares	Percent

Van Eck International Investors Gold Fund	750,000	750,000	—	—
Vertex One Asset Management	300,000	300,000	—	—

     * Less than 1%

     1 Includes common shares issuable upon exercise of the warrants and upon exercise or conversion of other securities exercisable to purchase or convertible into common shares, assuming no change in the number and kind of securities for which such securities are exercisable or into which such securities are convertible.

     2 Includes common shares issuable upon exercise of the warrants. The actual number of common shares issued upon the exercise of warrants is subject to change under certain circumstances to prevent dilution and the number of common shares offered by each selling shareholder is subject to change in such circumstances.

     3 Includes 683,333 shares obtainable on exercise of options.

     4 Includes shares held in an Individual Retirement Account maintained by Mr. Low-Beer.

     Peter J. Bradford is our President and CEO. BMO Nesbitt Burns Corp. acted as our agent and Anthony Low-Beer acted as a consultant in connection with the placement of the units. Clare Askew is the daughter of James Askew, one of our directors. None of the other selling shareholders has had any material relationship with us or any of our affiliates within the past three years.

     In recognition of the fact that each selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we have agreed with the selling shareholders to file with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended (which we refer to in this prospectus as the Securities Act), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and we have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholders.

PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholders. The selling shareholders and their pledgees, donees, transferees or other successors in interest may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the shares may be sold by one or more of the following methods:

•	a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchases;

•	privately negotiated transactions;

•	any combination of these methods of sale; or

•	any other legal method.

     We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. We have agreed with the selling shareholders to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution, as defined in Regulation M, of our common shares, such person generally may not purchase our common shares. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common shares by the selling shareholders. This may affect the marketability of our common shares.

     The selling shareholders may negotiate and pay brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other broker or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of the section 2(a)(11) of the Securities Act. In addition, the brokers’ or dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any of the selling shareholders qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of section 5(b)(2) of the Securities Act.

     In addition to selling its shares under this prospectus, the selling shareholders may:

•	agree to indemnify any broker or dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

LEGAL MATTERS

     Field Atkinson Perraton, Calgary, Alberta, Canada, has provided its opinion on the validity of the common shares.

EXPERTS

     The financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2000 have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference our publicly-filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Our annual report on Form 10-K/A for the year ended December 31, 2000, as filed on April 30, 2001;

2.	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 filed on May 21, August 6 and November 14, 2001, respectively;

3.	Our definitive proxy statement, as filed on May 23, 2001;

4.	Our current report on Form 8-K filed on December 21, 2001 relating to the unit placement; and

5.	The description of our common shares as described in our registration statement on Form 8-A filed by us on August 23, 1993.

     We will furnish without charge to you, on written or oral request, a copy, excluding exhibits, of any or all of the documents incorporated by reference. You should direct any requests for documents to Allan J. Marter, Chief Financial Officer, Golden Star Resources Ltd., 10579 Bradford Road, Suite 103, Littleton, Colorado, 80127-4247, telephone (303) 830-9000.

     The information relating to us contained in this prospectus is not comprehensive and should be read with the information contained in the incorporated documents.

AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC’s public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 233 Broadway, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. You should refer to the copy of such contract or other document filed as an exhibit to the registration statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     We will pay all expenses in connection with the issuance and distribution of the securities being registered. The following is an itemized statement of these expenses (all amounts are estimated except for the SEC fees):

SEC registration fee	$1,207

Legal fees	$25,000

Accountant’s fees	$10,000
Miscellaneous	$5,000

Total	$41,207

Item 15. Indemnification of Officers and Directors.

     Section 124 of the Canada Business Corporations Act (“CBCA”) provides for the indemnification of our directors and officers. Under these provisions, we may indemnify a director or officer of Golden Star (the “Corporation”), a former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (the “individual”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved by reason of their association with the Corporation or other entity, if he fulfills the following two conditions:

a.	acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

b.	in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     We may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill the conditions of sections (a) and (b) above.

     With the approval of a court, we may indemnify an individual, or advance monies, in respect of an action by or on our behalf or by or on behalf of another entity to procure a judgment in its favour to which the individual is made a party because of the individual’s association with the Corporation or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills the conditions in clause (a) and (b) above.

     Notwithstanding the foregoing, an individual referred to above is entitled to indemnification from the Corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with us or other entity, if the individual seeking indemnity:

a.	was not judged by the court of other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

b.	fulfills the conditions set out in clause (a) and (b) referred to above.

     Effective November 24, 2001, the provisions of the CBCA relating to the indemnification of officers, directors and others were significantly amended. Our bylaws have not been amended to reflect the changes to the CBCA. Subject to the provisions of the CBCA, our bylaws provide that we shall indemnify a director or officer, a former director or officer or a person who acts or acted at our request as a director or officer of a corporation in which we are or were a shareholder or creditor against all losses and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director of officer of us or other corporation if he acted honestly and in good faith with a view to the best interests of us or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. In addition, the bylaws provide that we also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. We have entered into agreements with our directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and our bylaws.

     We maintain a directors’ and officers’ liability insurance policy which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of us, including liabilities arising under the Securities Act of 1933, and also reimburses us for payments made pursuant to the indemnity provisions under the CBCA.

Item 16. Exhibits.

4.1 Unit Purchase Agreement, dated as of January 2, 2002, between Golden Star Resources Ltd. and the selling shareholders

4.2 Form of Common Share Purchase Warrant, dated as of January 2, 2002, issued to the selling shareholders

4.3 Registration Rights Agreement, dated as of January 2, 2002, between Golden Star Resources Ltd. and the selling shareholders

5 Opinion on Legality

23.1 Consent of PricewaterhouseCoopers LLP

23.2 Consent of Field Atkinson Perraton LLP

24 Power of Attorney (included on signature page hereof)

Item 17. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado, on January 30, 2002.

GOLDEN STAR RESOURCES LTD.

By: /S/ PETER J. BRADFORD

Peter J. Bradford, President and Chief Executive Officer

     Each of the undersigned hereby constitutes and appoints Peter J. Bradford, Allan J. Marter, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and any other instruments or documents that said attorneys-in-fact and agents may deem necessary or advisable, to enable Golden Star Resources Ltd. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 30th day of January, 2002:

Signature and Title

/s/ ROBERT R. STONE Robert R. Stone, Chairman of the Board of Directors	/s/ PETER J. BRADFORD Peter J. Bradford, President, Chief Executive Officer and Director

/s/ DAVID K. FAGIN David K. Fagin, Director	/s/ IAN MACGREGOR Ian MacGregor, Director

/s/ ERNEST C. MERCIER Ernest C. Mercier, Director	/s/ JAMES E. ASKEW James E. Askew, Director

/s/ ALLAN J. MARTER Allan J. Marter, Chief Financial and Accounting Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBIT

4.1	Unit Purchase Agreement, dated as of January 2, 2002, between Golden Star Resources Ltd. and the selling shareholders
4.2	Form of Common Share Purchase Warrant, dated as of January 2, 2002, issued to the selling shareholders
4.3	Registration Rights Agreement, dated as of January 2, 2002, between Golden Star Resources Ltd. and the selling shareholders
5	Opinion on Legality
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Field Atkinson Perraton LLP
24	Power of Attorney (see signature pages)